Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
THE PEP BOYS — MANNY, MOE & JACK

The Pep Boys — Manny, Moe & Jack (the “Corporation”), a corporation existing under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), in compliance with Section 1915 of the BCL, does hereby certify as follows:

I.                                                            The Corporation was originally incorporated under the name Pep Auto Supply Company, and the original Articles of Incorporation of the Corporation were filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) on January 19, 1925, under the Act of April 29, 1874, as amended.

II.                                                        These Amended and Restated Articles of Incorporation were duly adopted by the shareholders and Board of Directors of the Corporation in accordance with Sections 1914 and 1915 of the BCL.

III.                                                    These Amended and Restated Articles of Incorporation shall be effective upon their filing with the Department of State.

IV.                                                    The Articles of Incorporation of the Corporation, as amended, are hereby restated in their entirety to read as follows:

1.               The name of the corporation is The Pep Boys — Manny, Moe & Jack (the “Corporation”).

2.               The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 32nd and Allegheny Avenue, Philadelphia, Pennsylvania 19132.

3.               The purposes of the Corporation are to carry on the business of a general store or stores, including the buying, selling and manufacturing of automobile supplies, accessories, parts, equipment and allied commodities, and purchasing and selling merchandise and other articles for personal wear and for personal and household use, ornament and consumption, and generally such articles as are and may be ordinarily dealt in by department stores, and, insofar as necessary or incidental, to carry on said business, the right to manufacture, such goods, wares and merchandise as may be sold in department stores.  The Corporation was originally organized under the provisions of the Act of April 29, 1874 and its Articles of Incorporation are restated pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

4.               The term of the Corporation’s existence is perpetual.

5.               The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares of common stock, $1.00 par value per share.

6.               Any or all classes and series of shares, or any part thereof, may be represented by certificated or uncertificated shares, as provided under the BCL and the Corporation’s bylaws, except as may be expressly provided in the terms of any class or series, and this Article shall not be interpreted to limit the authority of the Board of Directors of the Corporation to issue any or all classes or series of shares, or any part thereof, without certificates.  To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Corporation’s bylaws.

7.              Election of Directors by the shareholders shall be as follows:

(a)  In an election of Directors that is not a contested election, to be elected a nominee must receive the affirmative vote of a majority of the votes cast with respect to the election of that nominee.  An incumbent Director who does not receive the required majority vote for re-election is required to tender a resignation to the Board of Directors.  The Board of Directors will then accept or reject the resignation, or take other appropriate action, based upon the best interests of the Company and its shareholders and will publicly disclose its decision and rationale within 90 days.

(b)  In a contested election of Directors, the nominee receiving the highest number of votes up to the number of Directors to be elected shall be elected.  In a contested election of Directors, a shareholder entitled to vote shall have the right to multiply the number of votes to which he may be entitled by the total number of directors to be elected in such election and he may cast the whole number of his votes for (but not against) any one nominee or he may distribute them among two or more nominees.

(c)  A “contested election” is an election of Directors in which there are more nominees for election than the number of Directors to be elected and one or more of the nominees has been properly proposed by the shareholders.